REAL ESTATE PURCHASE AGREEMENT

THIS IS A REAL ESTATE PURCHASE AGREEMENT (the "Agreement") between Gulf Coast Easy Livin’ Country, Inc., a Florida corporation, having its principal place of business located at 2831 Dexter Drive, Elkhart, Indiana (the "Seller"), and McNamara Family Partners II, Ltd., a Colorado limited partnership, having its principal place of business located at 13906 W. Colonial Drive, Winter Garden, Florida  (the "Buyer”).

RECITALS

WHEREAS, Seller is the owner of a parcel of real estate located at 5270 North U.S. Highway 1, South of Pineda Causeway, Palm Shores, Brevard County, Florida, which is more specifically described in Exhibit "A", and which shall be verified by a survey, as provided for herein (the "Real Estate"); and

WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Real Estate, and the buildings located thereon, in their present condition; and

WHEREAS, Buyer presently occupies the Real Estate and operates a recreational vehicle dealership at the location; and

WHEREAS, Buyer is familiar with the Real Estate and the buildings located thereon and the condition of the same;

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the mutual promises contained herein and other consideration, the value, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Sale and Purchase of Real Estate. Subject to the terms and conditions of this Agreement, Seller shall sell, convey, transfer, assign and deliver to Buyer at the Closing (defined in paragraph 3) for the Purchase Price (defined in paragraph 2) all right, title and interest of Seller in and to the Real Estate as more fully described below.

2.

Purchase Price. The purchase price is Two Million Five Hundred Thousand Dollars and 00/100 ($2,500,000) (the “Purchase Price”).

3.

Closing.

(a)

The Closing shall take place on June 27, 2006, at Gulf Atlantic Title, 925 North Courtnay Parkway, Merritt Island, Florida.  If the Closing does not occur on or before June 30, 2006, this Agreement shall be terminated unless the parties agree in writing to another Closing date.

(b)

At the Closing:

(i) Seller shall execute and deliver to Buyer a Corporate Warranty Deed conveying to Buyer fee simple title, free and clear of all liens and encumbrances.

(ii) Buyer shall pay the Purchase Price to Seller in immediately available funds, subject only to the prorations identified in Paragraph 9 below.  If Buyer is unable to tender the entire Purchase Price at Closing, then Seller is willing to accept a non-interest bearing promissory note from Buyer in an amount up to Fifty Thousand Dollars ($50,000), with the principal balance payable in equal monthly installments and the final payment due on or before December 31, 2006.

4.

Representations and Warranties of Seller. Seller represents and warrants the following to Buyer:

(a)

Seller has no actual knowledge of any suits, actions, claims, investigations, inquires or proceedings now pending against Seller which may materially and adversely affect title, use or enjoyment by Buyer of the Real Estate.

(b)

Neither the whole or any portion of the Real Estate has been condemned or otherwise taken by public authority and Seller does not have any actual knowledge that such condemnation or taking is threatened or contemplated.

(c)

Buyer shall purchase the Real Estate “AS IS” with all faults, if any.  SELLER DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES OF MERCHANTIBILITY, HABITABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  BUYER ACKNOWLEDGES THAT SELLER MAKES NO EXPRESS OR IMPLIED WARRANTY OF

MERCHANTABILITY, HABITABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  Moreover, Buyer acknowledges that Seller has not made any representation to Buyer that is not contained herein.

(d)

Seller represents and warrants that it is a corporation duly organized under the laws of the State of Florida and qualified to transact business in the State of Florida.  Seller further represents that it has the requisite power and corporate authority to execute, deliver and perform this Agreement.

5.

Covenants of Buyer. Buyer covenants, agrees, represents and warrants as follows:

(a)

Buyer is purchasing the Real Estate "AS IS" with all faults, if any.  BUYER ACKNOWLEDGES THAT SELLER MAKES NO EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, HABITABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  Moreover, Buyer acknowledges that Seller has not made any representation to Buyer that is not contained herein.

(b)

Buyer represents and warrants that it is a limited partnership duly organized, validly existing and in good standing under the laws of the state of Colorado and qualified to transact business in the state of Florida.  Buyer further represents that it has the requisite power and corporate authority to execute, deliver and perform this Agreement.

6.

Title Insurance for Real Estate.  Seller, at its expense, has caused a recognized title insurance company to issue a commitment for title insurance, in form and content satisfactory to Buyer, showing Seller as the owner of the fee interest in the Real Estate.  Upon recording of a deed to the property, the title insurance company shall issue a policy of title insurance in the amount of the Purchase Price.

7.

Survey.  Seller has caused, at its expense, a boundary survey to be ordered reflecting the current improvements to the property.  Seller shall cause the survey to be delivered to Buyer, at Buyer’s address, on or before June 21, 2006.

8.

Buyer’s Costs and Expenses. Buyer shall pay all costs and expenses incurred in connection with the preparation of, performance of, and compliance with all terms and conditions of this Agreement including, but not limited to, closing fees and costs, documentary stamp taxes on the deed, the cost to record the deed and any and all costs and expenses relating in any way to financing obtained by Buyer.

9.

Survival of Representations and Warranties. The representations and warranties set forth herein shall survive the Closing.

10.

Prorations. Property taxes and special assessments shall be prorated as of the Closing Date.  In connection with property taxes, if actual figures are not yet available, the proration will be based on the taxes for the preceding year.

10.

Notices.

(a)

Any notice, request or other communication to any party by another pursuant to this Agreement shall be in writing and delivered by (i) certified or registered mail, return receipt requested, postage prepaid, or (ii) prepaid personal delivery, and addressed as follows:

IF TO SELLER:

Gulf Coast Easy Livin’ Country, Inc.

Attn. General Counsel

Post Office Box 3300

Elkhart, Indiana 46515

IF TO BUYER:

McNamara Family Partners II, Ltd.

Attn. Donald L. McNamara

13906 West Colonial Drive

Winter Garden, Florida 34787

(b)

The date notice is given hereunder shall be the date of receipt.

(c)

Any party may, from time to time, change the person or place or both to which notices are to be delivered to it by written notice to the other party given in accordance with this section.

11.

Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties hereto and their successors and assigns.

12.

Amendments. This Agreement may not be altered, modified or amended except by a writing signed by the party against whom such alteration, modification or amendment is sought and expressly referring to this Agreement.

13.

Captions. Captions used herein are for reference purposes only and do not affect the interpretation or construction of this Agreement.

14.

Waivers. No waiver by any party of any provision hereof will be deemed a waiver of any other provision hereof or of any subsequent breach by any party of the same or any other provisions.

15.

No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto, their respective permitted successors and assigns, and no other person or entity will be entitled to rely upon or receive any benefit from this Agreement or any term hereof.

16.

Entire Agreement. This Agreement contains the complete and entire understanding between the parties respecting the transaction contemplated herein and supersedes all prior negotiations, agreements, representations, and understandings, if any, between the parties concerning such transaction.

17.

Specific Performance/Attorney’s Fees. Either party to this Agreement shall be entitled to enforce the terms of this Agreement by specific performance in the event of the default on the part of any other party with respect to any of its provisions. If legal relief is sought by either party to enforce or interpret the terms and conditions of this Agreement, the prevailing party, as determined by the trial court, shall be entitled to recover attorney’s fees, costs and damages.

18.

Governing Law/Venue. This Agreement and all documents delivered or to be delivered in accordance with this Agreement shall be construed and enforced in accordance with the laws of the State of Florida.  In the event of any legal or equitable action arising under this Agreement, the parties hereto hereby agree that jurisdiction and venue for such action is proper within either the state courts of Florida located in Brevard County, Florida. The parties hereby specifically waive any and all objections to venue in such courts, including without limitation any objection based on a claim of inconvenient forum.  The parties also agree that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

19.

Remedies Cumulative. All rights and remedies provided by this Agreement or existing at law or in equity shall be cumulative of all other rights and remedies and shall not be exclusive of each other. The pursuit of one right or remedy shall in no way operate as an exclusive election or otherwise preclude or limit any party from pursuing any other or additional right or remedy.

20.

No Broker Fees.  The Seller and the Buyer represent that no real estate broker was involved in this transaction and that no brokerage fees or other compensation is due any real estate broker or other person because of this transaction.

21.

Time of the essence.  The Seller and the Buyer acknowledge that time is of the essence in matters relating to this Agreement.

IN WITNESS WHEREOF, Buyer and Seller have duly executed or caused their authorized representatives to duly execute this Agreement as of the date first above written.

BUYER:	SELLER:

McNamara Family Partners II, Ltd.	Gulf Coast Easy Livin’ Country, Inc.

By: /s/Donald L. McNamara	By: /s/Richard M. Lavers
Donald L. McNamara	Richard M. Lavers
Title: General Partner	Title: President
Date: June 30, 2006	Date: June 30, 2006

EXHIBIT “A”

The North ½ of the South ½ of Lot 2, West of U.S. Highway 1 and East of Old Dixie Highway, excluding O.R. Book 4420, Page 1988, as recorded in the Public Records of Brevard County, Florida.

Warning:

This addendum to the sales contract should only be prepared by a licensed attorney or by the parties to the contract.

ADDENDUM TO SALES CONTRACT

This Addendum is to the Sales Contract entered into on June 30, 2006 between:

GULF COAST EASY LIVIN’ COUNTRY, INC., A FLORIDA CORPORATION Seller(s)

and

MCNAMARA FAMILY PARTNERS II LTD., A COLORADO LIMITED PARTNERSHIP Buyer(s)

Relating to the following described real property (Property):

The North ½ of the South ½ of Lot 2, West of U.S. Highway 1 and East of Old Dixie Highway, excluding O.R. Book 4420, Page 1988, as recorded in the Public Records of Brevard County, FL.

7.A.

Other Terms and Conditions:

Seller and Buyer hereby acknowledge the legal description attached in Exhibit A is the full legal description of the real property being sold.

McNAMARA FAMILY PARTNERS II	GULF COAST EASY LIVIN’ COUNTRY,
LDT, a Colorado limited partnership	INC., a Florida corporation

/s/Donald L. McNamara	/s/Richard M. Lavers
Donald L. McNamara, General Partner	Richard M. Lavers, President

EXHIBIT “A”

Begin at the Intersection of the West Right of Way of U.S. Highway No. 1 and the South line of the North 1/2 of The South 1/2 of Government Lot 2, Section 30, Township 26 South, Range 37 East, Brevard County, Florida And run  N 89"33'28"W Along the South line of the North 1/2 of the South 1/2 of said Government, Lot 2, a distance of 1091.68 Feet to a point 330 Feet East of the East Right of Way line of the Florida East Coast Railroad; Thence N 00"26'34" E. 326.19 Feet to the North line of the South 1/2 of said Government Lot 2; Thence S 89"30'03" E., along the North line of the South 1/2 of said Government Lot 2, a distance of 1000.21 Feet to the West Right of Way line of U.S. Highway No. 1; Thence Southeasterly along the West Right of Way line of U.S. Highway NO. 1, Along a circular curve to the right having a radius of 2802.93 Feet and a chord bearing of S 15"51'16"E, Thence thru a central angle of 1"24'49" on an arc distance of 69.15 Feet to the point of tangency of said curve; Thence South 15" 07'09" E., 268.69 Feet to the point of beginning; and the Southerly 10 Feet of the North 1/2 of the South 1/2 of Government Lot 2, Section 30, Township 26 South, Range 37 East, Brevard County, Florida, Lying East of U.S. Highway No. 1.

LESS AND EXCEPT:

That part of the above described parcel for Right of Way of U.S. Highway No. 1 per Official Records Book 4420, Page 1988 of the Public Records of Brevard County, Florida, being more particularly described as follows;

From an old 4"x4" Coquina Monument at the Southwest corner of Lot 4 of the plat of Honeybrook Plantation, as recorded in Plat Book 9, Page 75, Public Records of Brevard County, Florida, run N 89"39'08" E, 195.365 meters (640.96 feet) along the North boundary of Lot 5 of said Honeybrook Plantation to a point on the existing West Right of Way line of State Road 5, said existing West Right of Way line being parallel with and 18.898 meters (62.00 feet) West of, when measured at right angles to, the centerline of survey for said State Road 5 as shown on the Florida Department of Transportation Right of Way Map, Section 70020-2549; Thence N 15"31'10" W, 229.383 meters (752.57 feet) along said existing West Right of Way line to a point on the South boundary of that certain parcel of land as described and recorded in Official Records Book 3786, Page 1698, Public Records of Brevard County, Florida for the Point of Beginning, Thence continue N 15"31'10" W, 81.796 meters (268.36 feet) along said existing West Right of Way line to the beginning of a tangent curve concave Southwesterly and having a radius of 854.335 meters (2802.93 feet); Thence Northwesterly 21.074 meters (69.14 feet) along the arc of said curve and said existing West Right of Way line with a chord bearing of N 16"13'34" W through a central angle of 01"24'48" to a point on the North boundary of the South 1/2 of Government  Lot 2 of Section 30, Township 26 South, Range 37 East; Thence N 89"50'38" W, 29.633 meters (97.22 feet) along said North boundary to a point on non tangent curve concave Southwesterly and having a radius of 2022.500 meters (6635.49 feet); Thence from a tangent bearing of S 21"16'03" E, run Southeasterly 105.339 meters (345.60 feet) along the arc of said curve with a chord bearing of S 19"46"32" E through a central angle of 02"59'03" to a point on the aforesaid South boundary of that certain parcel of land as described and recorded in Official Records Book 3786, Page 1698; Thence S 89"57'30" E, 21.772 meters (70.43 feet) along said South boundary to the Point of Beginning.